EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-164292) of CIT Group Inc. of our report dated March 16, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Form 10-K/A dated October 29, 2010.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 29, 2010